                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No.: 333-61429

PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED SEPTEMBER 16, 1998)

                            6,000,000 HIGH TIDES(SM)

                           BUDGET GROUP CAPITAL TRUST

                                  6 1/4% Convertible Preferred Securities
                           Remarketable Term Income Deferrable Equity Securities
                                             (HIGH TIDES)(SM*)
                                  (liquidation amount $50 per HIGH TIDE)
                               guaranteed to the extent set forth herein by,
(BUDGET GROUP LOGO)            and convertible into Class A Common Stock of,

                               Budget Group, Inc.
                             ---------------------

     This Prospectus Supplement No. 5 supplements and amends the Prospectus dated September 16, 1998, as amended by Prospectus Supplement No. 1 dated October 5, 1998, Prospectus Supplement No. 2 dated November 17, 1998, Prospectus Supplement No. 3 dated December 18, 1998 and Prospectus Supplement No. 4 dated March 12, 1999 (as amended, the "Prospectus"), relating to the 6 1/4% Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)(SM) (the "HIGH TIDES"), which represent undivided preferred beneficial ownership interests in the assets of Budget Group Capital Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Budget Group, Inc., a Delaware corporation, issuable upon conversion of the HIGH TIDES.

     The table on pages 70 through 71 of the Prospectus which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of HIGH TIDES beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus is hereby amended as follows:

The deletion of:

    "Credit Suisse First Boston Corporation.....................   627,135"
    "Any Other Holder of High Tides or Future Transferee from
      any such Holder...........................................    61,394"

and the substitution therefor of the following:

    "Credit Suisse First Boston Corporation.....................    20,000"
    "Any Other Holder of High Tides or Future Transferee from
      any such Holder...........................................    44,394"

     The Prospectus, together with this Prospectus Supplement No. 5, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933 with respect to offers and sales of the HIGH TIDES and the Class A Common Stock issuable upon conversion of the HIGH TIDES.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 5, 1999.